Exhibit 99.2

For Immediate Release:

FELCOR ANNOUNCES PROPOSED SENIOR UNSECURED NOTES OFFERING

     IRVING, Texas...May 11, 2004 – FelCor Lodging Trust Incorporated (NYSE: FCH), the nation’s second largest lodging real estate investment trust (REIT), and its subsidiary FelCor Lodging Limited Partnership (FelCor LP), today announced that FelCor LP is intending to offer, subject to market conditions, $350 million in aggregate principal amount of senior floating rate notes. The senior floating rate notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to persons outside the United States under Regulation S of the Securities Act. The pricing and terms are to be determined.

     The proceeds of the sale of the notes and a portion of FelCor’s current excess cash will be used to fund an offer to purchase up to $475 million aggregate principal amount of FelCor LP’s outstanding 9½% senior notes due 2008 (Cusip No. 31430Q AG 2). The purpose of the offering and the related tender offer is to improve FelCor’s financial leverage, reduce interest expense and extend debt maturities. To the extent that less than $350 million aggregate principal amount of 9½% senior notes due 2008 are tendered, FelCor LP may not complete the offer and sale of the senior floating rate notes to be offered.

     The notes to be offered by FelCor LP will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

     This press release shall not constitute an offer to sell or a solicitation of an offer to purchase these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135C under the Securities Act.

     FelCor is the nation’s second largest lodging REIT and the largest owner of full service, all-suite hotels. FelCor’s consolidated portfolio is comprised of 155 hotels, located in 33 states and Canada. FelCor owns 71 upscale, all-suite hotels, and is the owner of the largest number of Embassy Suites Hotels® and Doubletree Guest Suites® hotels in the U.S. FelCor’s portfolio also includes 73 hotels in the upscale and full service segments. FelCor has a current market capitalization of approximately $3.0 billion. Additional information can be found on the Company’s Web site at www.felcor.com.

     With the exception of historical information, the matters discussed in this news release include “forward looking statements” within the meaning of the federal securities laws. Forward looking statements are not guarantees of future performance. Numerous risks and uncertainties, and the occurrence of future events, may cause actual results to differ materially from those currently anticipated. Certain of these risks and uncertainties are described in our filings with the Securities and Exchange Commission. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

Contact:
Andrew J. Welch, Senior Vice President and Treasurer	(972) 444-4982	awelch@felcor.com
Monica L. Hildebrand, Vice President of Communications	(972) 444-4917	mhildebrand@felcor.com
Stephen A. Schafer, Vice President of Investor Relations	(972) 444-4912	sschafer@felcor.com

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